CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 3, 2022, relating to the financial statements and financial highlights of AlphaCentric Income Opportunities Fund, AlphaCentric LifeSci Healthcare, Fund, AlphaCentric SWBC Municipal Opportunities Fund (formerly, the “AlphaCentric Municipal Opportunities Fund”), AlphaCentric Premium Opportunity Fund, AlphaCentric Robotics and Automation Fund, and AlphaCentric Strageic Income Fund and the consolidated financial statements and financial highlights of AlphaCentric Symmetry Strategy Fund, each a series of Mutual Fund Series Trust, for the year ended March 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 26, 2022